James E. Slayton, CPA
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                       2858 WEST MARKET STREET
                               SUITE C
                          AKRON, OHIO 44333


                            July 13, 2000


To Whom It May Concern:

          The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of June 13, 2000, on the Financial Statements of ALD, Inc. in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/ James E. Slayton

James E. Slayton, CPA
Ohio License #04-1-15582